Exhibit 23.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of HC2 Holdings, Inc. of our report dated March 30, 2018 relating to the financial statements of KMG America Corporation, which appears in HC2 Holdings, Inc.'s Current Report on Form 8-K/A dated May 3, 2018.

/s/ PricewaterhouseCoopers LLP
Louisville, Kentucky
May 3, 2018